UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri	63376
(Address of principal executive offices)	(Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Executive Employment Agreement. On October 25, 2006, MEMC Electronic Materials, Inc. (the “Company”) entered into a new four-year employment agreement, effective immediately, with Nabeel Gareeb, President and Chief Executive Officer, to replace the employment agreement with Mr. Gareeb that expired by its terms in April 2006. Under the terms of the new agreement, Mr. Gareeb’s base salary was set at $850,000 per year. Commencing with the 2007 calendar year, Mr. Gareeb’s cash incentive target bonus will be set at 100% of salary and the maximum incentive bonus will be set at 200% of salary. In addition, as part of the agreement, Mr. Gareeb was granted an option to purchase 1 million shares of the Company’s common stock at an exercise price of $37.01, the market price on the date of grant, with customary four-year ratable vesting, and a performance-based option to purchase 1 million shares at the same exercise price. The performance-based option will vest at the end of the initial four-year term if Mr. Gareeb is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index by a specified amount over that four-year period. The grant also provides for an early vesting of 400,000 of these options at the end of three years if Mr. Gareeb is still employed by the Company and the Company’s common stock price outperforms the S&P 500 market index by the specified amount over the three-year period. These options were granted under the Company’s shareholder-approved 2001 Equity Incentive Plan. The employment agreement provides that the Company does not intend to grant Mr. Gareeb additional options in the next four years. The employment agreement will automatically renew for one-year periods unless either party gives notice of its intention not to renew. The agreements will be filed with the SEC in accordance with applicable rules.

2005 Incentive Award. In addition, on October 25, 2006, the Board of Directors, at the recommendation of the Compensation Committee, finalized the amount of Mr. Gareeb’s 2005 annual incentive plan bonus pursuant to the MEMC Cash Incentive Plan Covering Executive Officers. The award was determined based substantially on the Company’s and Mr. Gareeb’s performance, as measured against performance goals established in early 2005. Mr. Gareeb’s award for 2005 was equal to 59% of salary or 74% of the targeted incentive plan amount for 2005, or $359,900.

Director Compensation. Also on October 25, 2006, the Board of Directors, at the recommendation of the Compensation Committee, approved an increase in certain of the annual retainer amounts for non-employee members of the Board. Commencing in 2007, all non-employee Board members will receive a retainer in the amount of $45,000. Members of the Audit Committee in 2007 will receive an additional $10,000 retainer for their Audit Committee service, except for the Chairman of the Audit Committee, who will receive an additional $20,000 retainer. The 2007 retainer for the Chairman of the Compensation Committee was increased to $10,000. Other committee member retainer amounts, meeting fee amounts and reimbursement of out-of-pocket expense policies were not changed. The Board also granted an additional 3,000 RSUs to William Stevens, Chairman of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: October 26, 2006	By:	/s/ Kenneth H. Hannah
	Name:	Kenneth H. Hannah
	Title:	Senior Vice President and Chief Financial Officer